-4-
                                              EXHIBIT (10.8)

                     FIRST INTERSTATE
               1995 MANAGEMENT INCENTIVE PLAN

                 Effective January 1, 1995


     1. Objectives. The 1995 Management Incentive Plan is designed to focus the efforts of certain key employees of First Interstate on the continued improvement in the performance of First Interstate and to aid in attracting, motivating and retaining superior executives by providing an incentive and reward for those key employees who contribute most to the operating progress and performance of First Interstate.

     2.   Definitions.    The following definitions shall be
applicable to the terms used in the Plan:

          (a)  "Administrator"   means the  Chief  Executive
Officer of Bancorp.

          (b) "Award" means a cash distribution to be made to a Participant for a Performance Year as determined in accordance with the provisions of the Plan.

          (c)  "Award Fund"  means the total of  the  Target
Awards for each   Participant as determined and approved  in
accordance with Section 5 hereof.

          (d)  "Bancorp"  means First Interstate Bancorp,  a
Delaware corporation.

          (e) "Change in Control" shall have the meaning set forth in Section 17.

          (f) "Committee" means the Compensation Committee of the Board of Directors of Bancorp.

          (g) "First Interstate" means the consolidated group of companies comprising First Interstate Bancorp.

          (h) "Fiscal Year" means the customary fiscal year of Bancorp.

          (i) "Offset Value" shall have the meaning set forth in Section 18(b) and (c).

          (j)  "Participant" means a person who, pursuant to
Section 4 hereof, is designated as a Participant in the Plan for a Fiscal Year.

          (k)  "Performance Year" means the Fiscal Year.

          (l)   "Plan"   means  this First  Interstate  1995
Management Incentive Plan, as set forth herein.

          (m) "Policies" shall have the meaning set forth in Section 18(a).

          (n)   "PSP"  shall have the meaning set  forth  in
Section 7(c).

          (o) "Split-Dollar Life Insurance Agreement" shall have the meaning set forth in Section 18(a).

          (p)   "Subsidiary"   means  a  bank,  corporation,
association or similar organization of which the majority of the outstanding shares of voting stock is owned directly or indirectly by Bancorp, directly or indirectly.

          (q) "Target Award" is determined for each Participant by multiplying the Participant's base pay rate in effect at the end of the Performance Year by the Target Award Percentage applicable to the Participant set forth under Item I of the Target Award Guidelines attached as Table A.

     3. Adoption and Administration of the Plan. The Plan shall become effective as of January 1, 1995 upon adoption by the Committee. Subject to the provisions of this Plan and in the absence of specific action by the Committee, this Plan shall be administered by the Administrator. The Plan shall not be modified except with the consent of the
Committee. All decisions of the Administrator or the Committee shall be final and binding.

     4.   Participation and Target Awards.

          (a) Determination of Participants and Target Awards. Prior to the beginning of each Performance Year, or as soon as practicable thereafter, the Administrator shall prepare a list of proposed Participants in the Plan for such Performance Year and shall, for each such Participant establish a preliminary Target Award Percentage. Each Subsidiary shall be given an opportunity to make suggestions with respect to both proposed Participants and their preliminary Target Award Percentages. Any such suggestions shall, however, not be binding on the Administrator. Additional Participants may be included during the Performance Year and, as provided in the Plan, participation for an individual may be terminated. Except as provided in
Section 8(b) and 10, to be considered eligible for an Award, a Participant must participate in the Plan for at least six months during the Performance Year.

          (b) Notification. Each Participant shall be noti-fied of his or her participation in the Plan for such Per-formance Year or shall be notified of his or her termina-tion, as applicable, by a letter from the Administrator or his or her designee. A summary of this Plan shall be pro-vided to each Participant. A Participant shall have no right to or interest in an Award unless and until the Participant's Award has been determined and allocated to the Participant.

     5.   Determination of Award Fund.

          (a) Performance Review. As soon as practicable after the close of each Performance Year, a determination of the Corporation's performance and the performance of each Region participating in this Plan shall be made by the Administrator. The Administrator's determination shall be subject to approval by the Committee.

          (b) Award Fund. The Committee shall determine the total amount of the Award Fund authorized for First Interstate for the Performance Year. The Award Fund shall contain a separate pool of funds for Bancorp and each participating Subsidiary. The Award Fund amount for Bancorp and each participating Subsidiary may be determined in any manner the Committee deems appropriate from time to time. Without limiting the Committee's discretion to choose other methods to calculate the size of the Award Fund, it is anticipated that the Award Fund amount for the Participants employed by Bancorp or a participating Subsidiary will equal the sum of the Target Awards for each Participant of Bancorp or the participating Subsidiary, as applicable, multiplied by the following percentage calculated for such a
Participant:

                       (AxC) + (BxD),

where A is the percentage, if any, of the Participant's Award to be based on First Interstate's performance, B is the percentage, if any, of the Participant's Award to be based on a Region's performance, as such percentages are set forth under Item II of the Target Award Guidelines attached as Table A, C is a percentage representing the performance of First Interstate determined by the Administrator, and D is a percentage representing the performance of the Region determined by the Administrator.

     6. Allocation of Award Fund to Participants. The Award Fund shall be available for allocation to Participants on a totally discretionary basis in a manner designed to give the Administrator the flexibility to take into account the individual performance of each Participant. Based on its evaluation of a Participant's performance, the Administrator may determine an Award equal to any percentage of the Participant's Target Award up to the maximum percentage set forth under Item III of the Target Award Guidelines attached as Table A. The total Awards determined by the Administrator for Bancorp or a participating Subsidiary for a Performance Year shall not exceed the amount of the Award Fund for the particular employer for such Performance Year. In the event the amount of the Award Fund exceeds the total Awards for a Performance Year, such excess shall not be carried forward for purposes of Awards in future Performance Years. Award payments will be charged against Bancorp or the Subsidiary for which the Participant is an employee, as appropriate.

     7.   Time of Payment of Awards, Deferrals, Hardships.

          (a) Payment Date. Except as provided in (b) below, as soon as practicable after the allocation of Awards in respect of Participants, any Award, less any legally required withholding, shall be paid to the Participant or, in the event of a Participant's death, in accordance with
Section 8 hereof.

          (b) Deferrals. In the year prior to the year in which the Award is earned, a Participant may elect, on a form specified by Bancorp, to defer the receipt of any Award to which he or she may be entitled for such Performance Year until the earlier of (1) termination of employment (the first to occur of retirement, death, disability, or termination of employment) or (2) January 1 of a specified calendar year. In such event:

                (i)  The amount the Participant elects,  net
     of any legally required withholding, shall become the deferred Award;

                (ii) Interest on such deferred Award will be the Moody's Investment Grade Corporate Bond Yield as shown in Moody's Yield Average for the last full month of each previous calendar year and will be credited quarterly; and

               (iii) Such deferred Award, plus accumulated interest, shall be paid upon the earlier of (1) or (2) above, in the form of a lump sum, equal annual installments over not more than 10 years, or such other method as may be selected by the Participant and agreed to by the Administrator.

          (c) Deferrals into Performance Units. As an alternative to a deferral payable in cash, as described in subsection (b), the deferred Award may, if the Participant elects and the Committee permits, be invested in Performance Units under Section 7.3 of the First Interstate Bancorp 1991 Performance Stock Plan (the "PSP"). The amount deferred shall be deemed to be converted into Performance Units under
Section 7.3 of the PSP as of the date the Award would have been payable if no deferral had occurred, based on the fair market value, determined in accordance with the terms of the PSP, of the common stock of Bancorp on that date. The timing and manner of payment of deferrals shall be governed by a Performance Unit Agreement entered into by the Participant under the PSP.

          (d) Hardship Withdrawal. A Participant may request in writing, citing the reasons for the request, that the Committee permit the early payment of all or part of a De-ferred Award. Within 90 days after receipt, the Committee shall rule on the request. The Committee shall grant the re-quest only if, in its sole discretion, the Committee makes a specific finding of financial hardship that is an unanticipated emergency caused by an event beyond the control of the Participant. The amount payable hereunder shall not exceed the amount necessary to avoid such hardship.

          (e) Acceleration of Deferrals. Anything in this Plan to the contrary notwithstanding, the Committee may accelerate the payment of all deferred Awards with respect to Bancorp or any Subsidiary at any time in its sole discretion. In addition, the Committee reserves the right to pay any deferred Awards in the form of a lump sum if the amount is less than $10,000.00.

     8.   Death of a Participant.

          (a) Beneficiary Designation. A Participant may file a designation of a beneficiary or beneficiaries on a form to be provided which designation may be changed or revoked by the Participant's sole action, provided that such change or revocation is filed in written form.

          (b) Death during Performance Year. In case of the death of a Participant during a Performance Year, Bancorp or the Subsidiary, as appropriate, may pay a pro rata portion of the Award to which the Participant would have been entitled for such Performance Year. Such pro rata portion shall be equal to (1) the ratio which the Participant's completed calendar months of participation during the Performance Year bears to 12 multiplied by (2) the amount the Committee determines the Participant would have been entitled to had he or she lived.

          (c) Death after Performance Year. In case of the death of a Participant after the end of a Performance Year, but before the delivery of an Award to which he or she may be entitled, such Award shall be delivered to the Participant's designated beneficiary.

          (d) Failure to Designate Beneficiary.        If  a
Participant dies having failed to designate any beneficiary, or if no beneficiary survives the Participant or survives to the date of any payment in question, the amount otherwise payable to such beneficiary shall be paid to the Participant's surviving spouse, if any, and otherwise to the Participant's heirs at law, as determined under the law governing succession to personal property for the state in which the Participant resided on the day the Participant died.

     9.   Transfer of a Participant.        In the  event  a
Participant for any Performance Year is transferred during such Performance Year from Bancorp or a Subsidiary to another Subsidiary or Bancorp, such Participant's Award, consistent with Subsection 4(a), shall normally be calculated as the sum of the following:

          (a) the Award the Participant would have received under the Plan, had he or she not been transferred, multi-plied by the ratio which his or her completed months of participation during such Performance Year prior to the transfer bears to 12, plus

          (b) the Award, if any, the Participant is entitled to receive under the Plan based on service after the transf-er determined on a Performance Year basis and then multi-plied by the ratio which his or her completed months of participation during such Performance Year subsequent to such transfer bears to 12.

     10. Retirement or Disability of Participant. In case a Participant becomes totally and permanently disabled during a Performance Year, or retires from active employment after attaining age 55 during a Performance Year, the Committee may but need not grant the Participant an Award. Generally, if an Award is granted, it will be based on a pro rata portion of the Award.

     11. Termination of Employment. If the employment of a Participant with First Interstate is terminated prior to the approval of the Committee as specified in Section 5(a) for reasons other than those specified in Sections 8, 9 or 10 hereof, the right to and the amount of an Award shall be forfeited.

     12. Termination and Modification. No Award shall be granted under the Plan after any date as of which the Plan shall have been terminated. The Board of Directors of Bancorp or the Committee may at any time modify, terminate or from time to time suspend and, if suspended, may reinstate the provisions of this Plan, including Table A. The Committee may consider but shall not be bound by sugges-tions of participating Subsidiaries in connection with its periodic amendment of relative weights set forth under Item II of Table A.



     13.  Effect of Other Plans.       Eligibility in or the
receipt of any Award under the Plan shall not be affected by or affect any other compensation or benefit plans in effect for First Interstate; provided, however that the receipt of an Award under the Corporate Executive Incentive Plan in a Performance year shall preclude participation in any Award under this Plan for such year.

     14. No Employment Rights. Nothing contained in nor any action under the Plan will confer upon any individual any right to continue in the employment of First Interstate and does not constitute any contract or agreement of employ ment or interfere in any way with the right of First Interstate to terminate any individual's employment.

     15.  Withholding Tax.      As required by law, federal,
state or local taxes that are subject to the withholding of tax at the source shall be withheld by First Interstate as necessary to satisfy such requirements.

     16.  Effective Date.    This Plan shall be effective as
of January 1, 1995. The Plan, including Table A, shall remain in effect as amended from time to time.

     17. Provisions Applicable in the Event of a Change in Control.

          (a) In the event of a "Change in Control" (as de-fined below), notwithstanding any provisions to the contrary in this Plan, the operation of this Plan shall be modified as set forth below in this Section 17. These modifications shall only apply with respect to Target Awards for the Performance Year in which a Change in Control occurs.

          (b) Notwithstanding any provision to the contrary in this Plan, within ten (10) days after the Change in Con-trol of Bancorp each Participant shall be paid 100% of his or her Target Award for the year in which the Change in Control occurs, based on the base pay rate then in effect.

          (c) A "Change in Control" of Bancorp means and shall be deemed to have occurred if and when any one of the following five events occurs: (i) within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, any person or group becomes a beneficial owner, directly or indirectly, of securities of First Interstate Bancorp representing 20% or more of the combined voting power of First Interstate Bancorp's then outstanding securities;
(ii) individuals who were members of the Board of Directors of First Interstate Bancorp immediately prior to a meeting of the stockholders of First Interstate Bancorp involving a contest for the election of Directors shall not constitute a majority of the Board of Directors following such election;
(iii) the stockholders of First Interstate Bancorp approve the dissolution or liquidation of First Interstate Bancorp;
(iv) the stockholders of First Interstate Bancorp approve an agreement to merge or consolidate, or otherwise organize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of First Interstate Bancorp (excluding from the term "former stockholders" a stockholder who is, or as a result of the transaction in question becomes, an "affiliate," as that term is used in the Securities Exchange Act of 1934 and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or (v) the stockholders of First Interstate Bancorp approve the sale of substantially all of First Interstate Bancorp's business and/or assets to a person or entity which is not a subsidiary.

          (d) Any Participant shall be entitled to refuse all or any portion of any Target Award under this Plan if he or she determines that receipt of such payment may result in adverse tax consequences to him or her. First Interstate Bancorp shall be totally and permanently relieved of any obligation to pay any Award which a Participant explicitly so refuses in writing.

      18.  Provisions Applicable to Offsets for Split-Dollar
Life Insurance Agreements.

           (a) Notwithstanding anything contained herein to the contrary, any benefits payable under this Plan shall be offset by the value of benefits received by the Participant under certain life insurance policies as set forth in this Section. Participants in this Plan may own life insurance policies (the "Policies") purchased on their behalf by Bancorp ("the Company"). The ownership of these Policies by each Participant is, however, subject to certain conditions (set forth in a "Split-Dollar Life Insurance Agreement" between each Participant and Bancorp) and, if the Participant fails to meet the conditions set forth in the Split-Dollar Life Insurance Agreement, the Participant may lose certain rights under the Policy.

          (b) In the event that a Participant satisfies the conditions specified in Section 4 or 5 of the Split-Dollar Life Insurance Agreement, so that the Participant or his or her beneficiary becomes entitled to benefits under one of those sections, the value of those benefits shall constitute an offset to any benefits otherwise payable under this Plan. As the case may be, this offset (the "Offset Value") shall be equal to the value of benefits payable under the Split-Dollar Life Insurance Agreement and shall be determined as of the date that the Participant satisfies the conditions specified in Section 4 or 5 of the Split-Dollar Life Insur-ance Agreement, that is, the cash value of the Policy or, in the case of the Participant's death, the death benefit payable to the beneficiary under the Policy reduced by one times the Participant's annual base salary (maximum $500,000) at the time of death. The Offset Value shall then be compared to the Participant's deferred award (including interest accumulated on such award) under this Plan, and such amounts shall be reduced, but not to less than zero, by the Offset Value.

          (c) If the Policy in subsection (a) is not on the life of the Participant and the insured dies prior to distribution of benefits under this Plan, then the value of the benefits received by the Participant under the Policy will offset the Participant's deferred award (including interest accumulated on such award) under this Plan. This offset ("Offset Value") shall be equal to the amount of death benefit payable to the Participant and shall be determined as of the date of death of the insured. This Offset Value shall then be compared to the Participant's deferred award (including interest accumulated on such award) under this Plan, and such amounts shall be reduced, but not to be less than zero, by the Offset Value.

           (d) Notwithstanding anything contained herein to the contrary, if, in addition to the benefits otherwise payable under this Plan, the Participant or his or her beneficiary is entitled to benefits under (i) the First Interstate Bancorp Annual Incentive Compensation Plans, (ii) the First Interstate Bancorp Profit Improvement Plans, (iii) the First Interstate Bancorp Management Incentive Plans,
(iv) the Supplemental Employee Savings Plan of First Inter-state Bancorp, (v) the First Interstate Bancorp Excess Benefit Retirement Plan, (vi) the First Interstate Bancorp Supplemental Executive Retirement Plan; (vii) the First Interstate Supplemental Retirement Program or (viii) the First Interstate Executive Incentive Plans, the "Offset Value" shall be applied to offset the benefits payable under this Plan and such plans in the following order:

          1.  The  First Interstate Bancorp  Exces s Benefit
              Retirement Plan;

          2.  The  First  Interstate  Bancorp   Supplemental
              Executive Retirement Plan;

          3.  The  Supplemental  Employee  Savings  Plan  of
              First Interstate Bancorp;

          4. The First Interstate Bancorp Management Incen-tive Plans;

          5.  The First Interstate Bancorp Annual Incentive
              Compensation Plans;

          6. The First Interstate Bancorp Profit Improve-ment Plans.

          7. The First Interstate Bancorp Corporate Execu-tive Incentive Plan.

          8. The First Interstate Bancorp Regional Execu-tive Incentive Plan.

          9.  The  First  Interstate  Bancorp  Supplemental
              Retirement Program.


     19.  Dispute Resolution.

           (a) If a Participant who has applied for retirement under the Retirement Plan for Employees of First Interstate Bancorp and Its Affiliates, or, in the case of the Participant's death, his or her beneficiary, disagrees with the Compensation Committee of the Board of Directors of First Interstate Bancorp (the "Administrator") regarding the interpretation of this Plan, and if the Participant or his or her beneficiary has exhausted the claims review and appeal procedure under Section 503 of the Employee Retirement Income Security Act of 1974 with respect to his or her claim for benefits under this Plan, then the Participant or his or her beneficiary may, if he or she desires, submit any claim for benefits under this Plan or dispute regarding the interpretation of this Plan to arbi-tration; provided that, the request for arbitration must be brought within the time limit for bringing a judicial proceeding with respect to such claim for benefits, or if less, within one year after the Administrator's final denial of such claim for benefits. This right to select arbitration shall be solely that of Participant or his or her beneficiary and Participant or his or her beneficiary may decide whether or not to arbitrate in his or her discre-tion. The "right to select arbitration" is not mandatory on Participant or his or her beneficiary and Participant or his or her beneficiary may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

           (b) Any claim for arbitration may be filed in writing with an arbitrator of Participant's or beneficiary's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of Participant or his or her beneficiary submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator shall select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator in a timely manner, Participant or his or her beneficiary shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

           (c) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Participant or his or her beneficiary and the Administrator. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

           (d) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that Bancorp has violated the terms of this Plan, he or she shall order Bancorp immediately to take the necessary steps to remedy such violation. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both Bancorp and Participant agree that no appeal shall be taken by either party from any decision rendered in such action.

           (e) Solely for purposes of determining the allocation of the costs described in this Section 19(e), the Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that Bancorp has not violated the terms of this Plan, and (2) the claim by Participant or his or her beneficiary was not made in good faith. Otherwise, Participant or his or her beneficiary will be considered the prevailing party. In the event that Bancorp is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by Bancorp) including stenographic reporter, if employed, shall be paid by the other party. In the event that Participant or his or her beneficiary is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by Participant or his or her beneficiary in pursuing his or her claim), including the fees of a stenographic reporter if employed, shall be paid by Bancorp.

           IN  WITNESS  WHEREOF, Bancorp hereby adopts  this
Restatement as of January 1, 1995.


                              FIRST INTERSTATE BANCORP


                              By ___________________________



                          TABLE  A

               1994 MANAGEMENT INCENTIVE PLAN



I.   Target Award Percentage

     Participant Level 1       Target Award Percentage

     (the exact percentage to be selected by the Administrator)

     Level A                         60%   to    75%

     Level B                       37.5%   to    60%

     Level C                         25%   to    50%

     Level D                         15%   to    30%



II.  Relative Performance Weights


     Level A  -     [100% for Bancorp employees
                      40% Bancorp/60% Subsidiary for other employees]

     Level B  -     [100% for Bancorp employees
                      25% Bancorp/75% Subsidiary for other employees]

     Levels C & D - [100% for Bancorp employees
                      10% Bancorp/90% Subsidiary for other employees]


III. Actual Award Percentage

     For any individual Participant, a percentage no less than 0% and no more than 150% of his or her Target Award.

        Level A:  Bancorp Managing Committee (excluding
                  Chief Executive Officer and President)

        Level B:  Regional Managing Committee

        Levels C & D:  Other Participants